EXHIBIT 99.2
May 29, 2007
Board of Directors
Clear Channel Communications, Inc.
200 East Basse Road
San Antonio, TX 78209

Re:	Initially Filed Registration Statement on Form S-4 of BT Triple Crown Capital Holdings III, Inc.
Madame and Gentlemen:
Reference is made to our opinion letter, dated May 17, 2007, with respect to the fairness from a financial point of view to the holders of Public Shares (as defined in the Agreement (as defined below)) of the $39.20 in cash per Public Share that holders of Public Shares can elect to receive pursuant to the Agreement and Plan of Merger, dated as of November 16, 2006, by and among BT Triple Crown Merger Co., Inc., an affiliate of Bain Capital Partners, LLC (“Bain”) and Thomas H. Lee Partners, L.P. (“THLee”), B Triple Crown Finco, LLC, an affiliate of Bain, T Triple Crown Finco, LLC, an affiliate of THLee, BT Triple Crown Capital Holdings III, Inc., and Clear Channel Communications, Inc. (the “Company”), as amended by Amendment No. 1 thereto, dated as of April 18, 2007, and Amendment No. 2 thereto, dated as of May 17, 2007 (the “Agreement”).
The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.
In that regard, we hereby consent to the reference to our opinion under the captions “Summary —Opinion of Clear Channel’s Financial Advisor,” “The Merger—Background of the Merger” and “Opinion of Clear Channel’s Financial Advisor” and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.
Very truly yours,
/s/ Goldman, Sachs & Co.

(GOLDMAN, SACHS & CO.)